Exhibit 99.1

        PhotoMedex Appoints David W. Anderson to the Board of Directors

    MONTGOMERYVILLE, Pa. and CARLSBAD, Calif., July 27 /PRNewswire/ -- PhotoMedex, Inc. (Nasdaq: PHMD) announces the appointment of David W. Anderson, 51, to the Board of Directors.

    David W. Anderson, President and Chief Executive Officer of Sterilox Technologies, Inc, has over twenty years of entrepreneurial management experience in the medical device, orthopedics and pharmaceutical field. He has served as CEO of Bionx Implants, Inc., a publicly traded orthopedic sports medicine and trauma company, and Kensey Nash Corporation, a publicly traded cardiology and biomaterials company. In addition, Mr. Anderson was previously Vice President of LFC Financial Corp., a venture capital and leasing company, where he was responsible for LFC's entry into the healthcare market; and was a founder and Executive Vice President of Ostcotech, Inc., a high technology orthopedic start-up.

    Jeff O'Donnell, PhotoMedex's CEO, said, "The Board unanimously and enthusiastically concurs that David Anderson brings a wealth of experience and insight and is an excellent addition. We look forward to working with him to advance PhotoMedex's position in the industry. David is joining PhotoMedex's Board at a very exciting time."

    Mr. Anderson will be filling Samuel E. Navarro's seat on the Board.
Mr. Navarro, who served as a director for almost 5 years, has regretfully tendered his resignation in compliance with his company's policy changes with respect to portfolio managers' relationship with publicly held companies.

    Mr. O'Donnell said, "The Board certainly appreciates the reasons for Sam's resignation. Sam has been a tremendous asset to the Company and though he will no longer serve on our Board, he will continue to support PhotoMedex through a consulting role."


    About PhotoMedex:

    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The company is a leader in the development, manufacturing and marketing of medical laser products and services.


    Some portions of this release, particularly those describing PhotoMedex' strategies contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.


    For further information, please contact Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com; or Investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.



SOURCE  PhotoMedex, Inc.
    -0-                             07/27/2004
    /CONTACT: Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com; or Investors, Matt Clawson of Allen & Caron,
+1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc./
    (PHMD)

CO:  PhotoMedex, Inc.
ST:  Pennsylvania, California
IN:  HEA BIO MTC
SU:  PER